TO:	Executive Officers and Directors of MEMC Electronic Materials, Inc.

FROM:	Brad Kohn, Senior Vice President and General Counsel

DATE:	November 22, 2011

RE:	Notice of Imposition of Blackout Period Pursuant to Section 306(a) of Sarbanes-Oxley Act of 2002 and Regulation BTR

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MEMC is in the process of switching 401(K) providers from Putnam to Prudential. In connection with that transfer, a “blackout period” will be imposed on transactions involving the common stock fund of MEMC Electronic Materials, Inc. (“MEMC”) (the “MEMC stock fund”) under the MEMC Retirement Savings Plan (the “Plan”). This blackout period, described in more detail below, is necessary in order for the Plan's trustees to transition the Plan assets from Putnam to Prudential. Under the Sarbanes-Oxley law, the executive officers and directors of MEMC will generally be prohibited from engaging in non-exempt transactions involving MEMC equity securities (including option exercises and other derivatives based on MEMC stock) during a restricted period which begins on the day the blackout period begins and which ends on the date the blackout is lifted (the “Restricted Period”).

As a result of the need to transition the Plan assets from Putnam to Prudential, during the blackout period, participants in the Plan will be temporarily unable to (1) make exchanges into or out of the MEMC Stock Fund under the Plan, (2) take distributions of money invested in the MEMC Stock Fund, and (3) take loans of money invested in the MEMC Stock Fund.

The Restricted Period is expected to begin on December 23, 2011 and end on January 16, 2012. We will notify you of any changes that affect the dates of the Restricted Period. In addition, you can confirm the status of the Restricted Period by calling Jim Welsh at MEMC, 636-474-5478, jwelsh@memc.com.

Generally, during the Restricted Period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of MEMC that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

The prohibition covers all securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors. Securities acquired outside of an individual's service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

The following are examples of transactions that you may not engage in during the Restricted Period:

•	Exercising stock options granted to you in connection with your service as a director or executive officer

•	Selling MEMC stock that you acquired by exercising options

•	Selling MEMC stock that you originally received as a restricted stock grant or as a result of an award of Restricted Stock Units in connection with your service as a director or executive officer

There are certain exemptions, including:

•
Purchases or sales under 10b5-1 trading plans (so long as you do not make or modify your election during the Restricted Period or at a time when you are aware of the actual or approximate dates of the Restricted Period)

•	Bona fide gifts, bequests and transfers pursuant to domestic relation orders

•	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon executive officers and directors who violate them could be severe.

We therefore request that you contact me at 636-474-7313 or bkohn@memc.com before engaging in any transaction involving MEMC stock or derivatives based on MEMC stock during the Restricted Period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the Restricted Period. These transactions remain subject to the Company's Insider Trading Policy. If you have any questions concerning this notice, please contact me.